EXHIBIT 99.1

Commonwealth Bankshares, Inc., Norfolk, VA, Announces Fourth Quarter 2009 Earnings

NORFOLK, Va., Feb. 19, 2010 (GLOBE NEWSWIRE) -- Commonwealth Bankshares, Inc. (the "Company") (Nasdaq:CWBS) today reported net income for the quarter ended December 31, 2009 of $487.1 thousand, compared to $592.5 thousand reported for the quarter ended December 31, 2008. Diluted earnings per share equaled $0.07 for the quarter ended December 31, 2009 compared to earnings of $0.09 for the same period in 2008. For the year ended December 31, 2009, the Company reported a net loss of $25.8 million compared to the net loss of $3.7 million reported for the year ended December 31, 2008. On a per share basis, the diluted loss was $3.75 for the year ended December 31, 2009 compared to $0.54 for the same period in 2008. The decline in 2009 earnings included the effects of larger provisions to the allowance for loan losses, increased credit and collection costs, increased Federal Deposit Insurance Corporation ("FDIC") assessments, the decrease in interest income due to nonperforming loans, and higher expenses related to foreclosed properties.

National economic conditions remain under stress, and have negatively impacted the industry's credit quality, profitability and growth. In response to the prolonged economic downturn, continued economic uncertainties and the completion of an examination of the Bank conducted by the Federal Reserve Bank of Richmond ("FRB"), management and the board elected to provide an additional $53.9 million to the Bank's allowance for loan losses during the year ended December 31, 2009. During the fourth quarter of 2009, management elected to provide $1.5 million to its allowance for loan losses. Edward J. Woodard, Jr., CLBB, Chairman of the Board, President and Chief Executive Officer, commented, "The unprecedented economic environment has continued to negatively impact our loan portfolio, in particular commercial relationships secured by real estate. The financial deterioration within the commercial real estate sector has resulted in the need for increases in our provision for loan losses and has directly impacted our net charge-offs. Addressing troubled credits quickly and conservatively has always been, and will continue to be, a top priority. At the same time, we have not lost sight of our fundamental belief in standing by our clients and our communities. We are committed to working with our customers and will continue to do so in order to get through this downturn in the market. We believe that the increase to our allowance for loan losses is prudent and, with our "well capitalized" capital status, positions us to weather this economic storm."

"Throughout its 38-year history, Bank of the Commonwealth has demonstrated the ability to navigate challenging economic times. Today's environment requires stringent measures. We are committed to taking the actions necessary to move forward through this difficult economic phase. We have proactively strengthened our balance sheet by focusing on reducing the level of nonperforming assets, maintaining our "well capitalized" capital status, improving our liquidity position, maintaining an adequate allowance for loan losses, reducing expenses and returning to profitability," said Woodard.

On September 30, 2009, $4.0 million in additional capital was injected into the Bank by the Company, the parent company of the Bank. The Bank's total capital to risk weighted assets ratio and Tier 1 capital to average assets ratio as of December 31, 2009 was 11.09% and 8.37%, respectively, well above the 10.00% and 5.00% minimum regulatory requirements needed to be a "well capitalized" institution.

As of December 31, 2009, total assets were $1.3 billion. This is an increase of 17.6% or $191.2 million from the $1.1 billion reported at December 31, 2008. Total loans at the end of the quarter were $1.0 billion while total deposits grew 41.7% to end the quarter at a record $1.1 billion. During the fourth quarter of 2009, we significantly improved our liquidity position through new deposit growth of approximately $120.0 million.

Non-performing assets at December 31, 2009 were $89.0 million or 6.97% of total assets at December 31, 2009 compared to $97.2 million or 8.60% of total assets at September 30, 2009 and $52.0 million or 4.79% of total assets at December 31, 2008. Non-performing assets at December 31, 2009 was comprised of $77.6 million in non-performing loans. Of these non-performing loans 96.6% are secured by real estate. Management has taken a proactive approach to monitoring these loans and will continue to actively manage these credits to minimize loss. Mr. Woodard further commented, "We have added personnel to our Special Assets and Credit Administration areas to proactively and aggressively identify and address problem assets. In addition, we have strengthened our credit administration processes with the addition of a third-party loan review team which completed a comprehensive review of the Bank's construction, development and commercial real estate loan portfolios, with an emphasis on large loans and problem loans. This type of comprehensive review will be performed on a semi-annual basis for the foreseeable future. Also, the Bank has established a Loan Impairment Committee which monitors past due loans, identifies potential problem credits and develops action plans to work through these loans as promptly as possible.  As a result of these initiatives, we have charged off loans, written down foreclosed properties, and increased reserves as we considered necessary."  The remaining $11.4 million in non-performing assets is comprised of thirty-nine (39) other real estate owned ("OREO") properties all of which are being actively marketed. Mr. Woodard continued, "Asset quality remains a top priority for the Company and we are closely monitoring these credits and aggressively working to restore them to performing status. We have taken the appropriate measures to mitigate potential future exposure by increasing our allowance for loan losses to 4.44% of total loans at December 31, 2009 compared to 3.04% one year earlier."

Net interest income was $36.2 million for the year ended December 31, 2009, an increase of $2.4 million or 7.1% over the $33.8 million for the year ended December 31, 2008. For the quarter ended December 31, 2009, net interest income was $8.7 million, an increase of $797.3 thousand or 10.1% over the comparable period in 2008.

Between December 31, 2008 and December 31, 2009, the Company's loan portfolio increased by $8.8 million or 0.9%. Total loans at December 31, 2009 were $1.0 billion. The strong yield on performing loans helped maintain solid sources of interest income given the low interest rate environment and level of nonperforming loans. Interest income on loans, including fees, increased $3.0 million or 4.8% to $65.5 million for the year ended December 31, 2009 as compared to the same period in 2008. For the quarter ended December 31, 2009, interest income on loans, including fees, was $16.3 million, an increase of 5.2% over the same period in 2008.

Interest expense of $29.8 million for the year ended December 31, 2009 represented a $235.6 thousand increase from the comparable period in 2008. For the fourth quarter of 2009, interest expense was $7.7 million, a decrease of $7.8 thousand over the fourth quarter of 2008. The slight increase on a year over year basis was primarily attributable to the increase in the Company's average interest bearing liabilities as a result of the $317.9 million increase in total deposits as of December 31, 2009 as compared to 2008. Average interest bearing liabilities increased $193.9 million or 24.7% from December 31, 2008 to December 31, 2009, while the overall rate paid on these liabilities decreased 72 basis points as a result of the lower interest rate environment.

Net interest margin, which is calculated by expressing net interest income as a percentage of average interest earning assets, is an indicator of effectiveness in generating income from earning assets. The net interest margin is affected by the structure of the balance sheet as well as by competition and the economy. The Company's net interest margin (tax equivalent basis) was 3.30% for the year ended December 31, 2009, as compared to 3.69% for the same period in 2008. The compression of our margins from prior year can be attributed to the Federal Reserve lowering the Federal Funds rate 175 basis points between October 2008 and December 2008, along with the continued pressure on deposit pricing and the pricing of some deposit products which lag the decrease in the prime rate, which has an immediate affect on variable loans. In addition, the competitiveness for deposits from the reduction in liquidity throughout the financial markets has kept rates at a high level relative to loan rates. Also contributing to the compression of our margins was the increase in the balance of non-accruing loans and the increased liquidity invested in overnight funds paying only 0.25%. For the quarter ended December 31, 2009, the net interest margin was 2.98% compared to 3.09% for the fourth quarter of 2008.

Noninterest expense grew $1.4 million and $4.9 million for the three and twelve months ended December 31, 2009, respectively, as compared to the same periods in 2008 as a result of the increases to FDIC insurance expense, legal expenses related to loan collections, OREO expenses and general expansion. During the second quarter of 2009, the FDIC increased deposit insurance costs for all banks and levied a special assessment to replenish the insurance fund. This increased our insurance expense to $688.3 thousand and $1.9 million for the three and twelve months ended December 31, 2009, respectively, increases of $567.7 thousand and $1.5 million over the previous year's comparable periods.  "Although, noninterest expense grew this year due to increased costs related to working out of this economic environment, we reduced expenses in other areas and will continue to take advantage of cost saving opportunities.  Our employees rallied together by forgoing salary increases for 2009 and 2010, along with numerous reductions in other employee benefits, such as incentive pay and 401k company contributions. I am proud of the financial services professionals who manage this company and serve our customers. Their commitment and dedication will help us reach our goals and improve the financial profile of the Company and enhance the long-term value of our franchise," said Woodard.

About Commonwealth Bankshares

Commonwealth Bankshares, Inc. is the parent of Bank of the Commonwealth which opened its first office in Norfolk, Virginia, in 1971, creating a community bank that was attuned to local issues and could respond to the needs of local citizens and businesses. Over the last three decades, the Company's growth has mirrored that of the communities it serves. Today, Bank of the Commonwealth has 21 bank branches strategically located throughout the Hampton Roads and Eastern North Carolina regions and an extensive ATM network for added convenience. The Company continues to grow and develop new services, such as Online Banking and a Corporate Cash Management program and at the same time, maintains its longstanding commitment to personal service. Our slogan conveys our true corporate philosophy: "When you bank with us, you bank with your neighbors." Bank of the Commonwealth offers insurance services through its subsidiary BOC Insurance Agencies of Hampton Roads, Inc., title services through its subsidiary Executive Title Center, mortgage funding services through its subsidiary Bank of the Commonwealth Mortgage, and access to investment related services through its subsidiary Commonwealth Financial Advisors, LLC.* Additional information about the Company, its products and services, can be found on the Web at www.bankofthecommonwealth.com.

*Securities offered through Infinex Investments, Inc., member FINRA and SIPC. Not insured by FDIC or any Federal Government Agency. May Lose Value. Not a Deposit of or Guaranteed by the Bank or any Bank affiliate. Commonwealth Financial Advisors, LLC is a wholly-owned subsidiary of Bank of the Commonwealth. This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, which can be identified by words such as "anticipates," " believes," "estimates," "expects," "intends," "should," "will," variations of such words and similar expressions. These forward-looking statements include, among other things, the changes that the Company anticipates that it will make to its consolidated financial statements for the three and nine months ended September 30, 2009, how soon the Company will be in a position to amend its Form 10-Q for the quarter ended September 30, 2009, and that the Bank will remain well capitalized at September 30, 2009. These statements reflect management's current beliefs as to the expected outcomes of future events and are not guarantees of future performance. These statements involve certain risks, uncertainties and assumptions that are difficult to predict with regard to timing, extent, likelihood and degree of occurrence. Therefore, actual results and outcomes may materially differ from what may be expressed or forecasted in such forward-looking statements. Factors that could cause a difference include, among others: the Company resources available to prepare the amendment to the Company's Form 10-Q for the quarter ended September 30, 2009; changes in the national and local economies or market conditions; changes in interest rates, deposit flows, loan demand and asset quality, including real estate and other collateral values; changes in banking regulations and accounting principals, policies or guidelines; and the impact of competition from traditional or new sources. These and other factors that may emerge could cause decisions and actual results to differ materially from current expectations. Commonwealth Bankshares, Inc. undertakes no obligation to revise, update, or clarify forward-looking statements to reflect events or conditions after the date of this release.

Commonwealth Bankshares, Inc.
Selected Financial Information (Unaudited)

(in thousands, except per share data)	Three Months Ended		Twelve Months Ended

	December 31, 2009	December 31, 2008	December 31, 2009	December 31, 2008
Operating Results:
Interest and dividend income	$ 16,384	$ 15,594	$ 65,968	$ 63,321
Interest expense	7,672	7,679	29,799	29,563
Net interest income	8,712	7,915	36,169	33,758
Provision for loan losses	1,516	2,717	53,925	23,972
Noninterest income	381	1,119	3,528	4,767
Noninterest expense	6,792	5,412	25,112	20,260
Income (loss) before income taxes and noncontrolling interest	785	905	(39,340)	(5,707)
Income tax expense (benefit)	296	327	(13,596)	(1,933)
Income (loss) before noncontrolling interest	489	578	(25,744)	(3,774)
Noncontrolling interest in subsidiaries	(2)	15	(37)	35
Net income (loss)	$ 487	$ 593	$ (25,781)	$ (3,739)

Per Share Data**:
Basic earnings (loss)	$ 0.07	$ 0.09	$ (3.75)	$ (0.54)
Diluted earnings (loss)	$ 0.07	$ 0.09	$ (3.75)	$ (0.54)
Book value	$ 11.62	$ 15.53	$ 11.62	$ 15.53
Cash dividends	$ --	$ 0.08	$ 0.10	$ 0.32
Basic weighted average shares outstanding	6,887,873	6,836,943	6,879,923	6,881,871
Diluted weighted average shares outstanding	6,887,873	6,843,681	6,879,923	6,906,474
Shares outstanding at period-end	6,888,451	6,851,417	6,888,451	6,851,417

Period End Balances:
Assets	$ 1,276,503	$ 1,085,294	$ 1,276,503	$ 1,085,294
Loans*	1,031,885	1,023,068	1,031,885	1,023,068
Investment securities	5,755	7,053	5,755	7,053
Deposits	1,080,896	763,006	1,080,896	763,006
Shareholders' equity	80,038	106,372	80,038	106,372

Average Balances:
Assets	$ 1,189,254	$ 1,058,194	$ 1,138,260	$ 956,869
Loans*	1,052,784	1,000,475	1,053,431	894,823
Investment securities	5,700	7,344	5,749	7,402
Deposits	1,005,130	754,098	891,624	670,658
Shareholders' equity	79,814	106,579	100,212	113,195

Financial Ratios:
Return on average assets	0.16%	0.22%	-2.26%	-0.39%
Return on average shareholders' equity	2.42%	2.21%	-25.73%	-3.30%
Efficiency Ratio (tax equivalent basis)	74.65%	59.85%	63.22%	52.54%
Period end shareholders' equity to total assets	6.27%	9.80%	6.27%	9.80%
Loan loss allowance to period end loans*	4.44%	3.04%	4.44%	3.04%
Loan loss allowance to non-performing assets	51.43%	59.90%	51.43%	59.90%
Non-performing assets to total assets	6.97%	4.79%	6.97%	4.79%
Net interest margin (tax equivalent basis)	2.98%	3.09%	3.30%	3.69%
Bank's Tier 1 capital to average assets	8.37%	9.96%	8.37%	9.96%
Bank's Tier 1 capital to risk weighted assets	9.80%	10.43%	9.80%	10.43%
Bank's Total capital to risk weighted assets	11.09%	11.71%	11.09%	11.71%

* Net of unearned income.
** All share and per share amounts have been restated for all periods presented to reflect the eleven-for-ten stock split distributed on June 30, 2006 and the eleven-for-ten stock split distributed on December 29, 2006.
CONTACT:  Commonwealth Bankshares, Inc
          Edward J. Woodard, Jr., CLBB, Chairman of the Board,
            President and Chief Executive Officer
          (757) 446-6904
          ewoodard@bocmail.net
          http://bankofthecommonwealth.com.
          P.O. Box 1177
          Norfolk, Virginia 23501